Exhibit 12.1

Exhibit 12.1 Madison River Capital, LLC Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)






                                            1999         2000         2001         2002         2003
                                          Madison      Madison      Madison      Madison      Madison
                                           River        River        River        River        River
                                          -------      -------      -------      -------      -------
Income (loss) before income taxes       $(13,565)    $(56,376)    $(79,424)    $(37,559)    $(16,515)
                                          ------       -------      -------      -------      -------
Fixed charges:
   Interest expense                       22,443       61,267       64,624       63,960       62,649
   Amortization of debt expense             -             592          753          733          733
   Rental expense                           -             -            -            -            -
                                          ------       -------      -------      -------      -------
Total fixed charges (denominator)       $ 22,443     $ 61,859     $ 65,377     $ 64,693     $ 63,382
                                          ======       =======      =======      =======      =======

Earnings (loss) (numerator)             $  8,878     $  5,483     $(14,047)    $ 27,134     $ 46,867
                                          ======       =======      =======      =======      =======

Ratio of earnings to fixed charges          -             -            -            -            -
                                          ======       =======      =======      =======      =======
Insufficiency of earnings to cover
  fixed charges                         $ 13,565     $ 56,376     $ 79,424     $ 37,559     $ 16,515
                                          ======       =======      =======      =======      =======